Exhibit 4.31
[Confidential Treatment]
DATED 13 NOVEMBER 2006
PRIDE OF HAWAII, INC.
(as borrower)
NCL CORPORATION LTD.
(as guarantor)
HSBC BANK PLC
(as agent)
COMMERZBANK AKTIENGESELLSCHAFT
(as Hermes agent)
HSBC BANK PLC
(as trustee)

THIRD SUPPLEMENTAL DEED TO (AMONG OTHER THINGS)
SECURED LOAN AGREEMENT
dated 20 April 2004 for the equivalent amount in United States Dollars of up to €308,130,000 pre- and post delivery finance for
“PRIDE OF HAWAII”
a luxury cruise vessel with 1,188 passenger cabins
being hull no S.668 at the yard of Meyer Werft GmbH

[**] [Confidential Treatment]

CONTENTS

		Page
1	Definitions and Construction	1

2	Amendment of Original Loan Agreement, Original Guarantee and Security Documents	2

3	Conditions Precedent	3

4	Representations and Warranties	4

5	Expenses	5

6	Further Assurance	5

7	Counterparts	6

8	Notices	6

9	Governing Law	6

10	Jurisdiction	7

Schedule 1	The Lenders	9

Schedule 2	Amendment of Original Loan Agreement	11

Schedule 3	Amendment of Original Guarantee	12

Schedule 4	Quarterly Statement of Financial Covenants	13

THIRD SUPPLEMENTAL DEED
DATED 13 NOVEMBER 2006
BETWEEN:
(1)	PRIDE OF HAWAII, INC. of 1209 Orange Street, Wilmington, Delaware 19801, United States of America as borrower (the “Borrower”);

(2)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);

(3)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as agent (the “Agent”);

(4)	COMMERZBANK AKTIENGESELLSCHAFT of Kaiserplatz, 60311 Frankfurt am Main, Federal Republic of Germany as agent (the “Hermes Agent”); and

(5)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as trustee for itself and the Lenders (as hereinafter defined) (the “Trustee”).
WHEREAS:
(A)	By a loan agreement dated 20 April 2004 as amended by a first supplement thereto dated 25 October 2004 and a second supplement thereto dated as of 30 September 2005 entered into between the Borrower as borrower, the several banks particulars of which are set out in Schedule 1 as lenders (the “Lenders”), the Agent as agent for (among others) the Lenders, the Hermes Agent as agent for (among others) the Lenders and the Trustee as trustee for (among others) the Lenders (the “Original Loan Agreement”), the Lenders granted to the Borrower a secured loan in the Equivalent Amount of up to three hundred and eight million one hundred and thirty thousand Euro (€308,130,000) (the “Loan”), subject to clause 2.5 of the Original Loan Agreement, for the purpose of enabling the Borrower to finance (among other things) the construction of the Vessel (as such term is defined in the Original Loan Agreement) on the terms and conditions therein contained. The repayment of the Loan by the Borrower has been secured by (among other things) a guarantee and indemnity dated 20 April 2004 granted by the Guarantor as amended by the said second supplement dated as of 30 September 2005 (the “Original Guarantee”).

(B)	The Guarantor has requested the consent of the Lenders, the Agent, the Hermes Agent and the Trustee to the amendment of certain provisions of the Original Loan Agreement and the Original Guarantee to conform such provisions to similar provisions in other loan documentation to which the Guarantor and/or other members of the NCLC Group are party. This Deed shall be executed as a deed.
NOW THIS DEED WITNESSES as follows:
1	Definitions and Construction
1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Loan Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

“Guarantee” means the Original Guarantee as amended by this Deed; and

“Loan Agreement” means the Original Loan Agreement as amended by this Deed.

1.2	The provisions of Clauses 1.2 and 1.3 of the Loan Agreement shall apply hereto (mutatis mutandis).
2	Amendment of Original Loan Agreement, Original Guarantee and Security Documents
2.1	Subject to Clause 3, the parties hereto agree that from the date of this Deed the Original Loan Agreement shall be read and construed as if the clauses referred to in the first column of Schedule 2 had been amended to read as set out in the second column of Schedule 2.

2.2	Subject to Clause 3, the parties hereto agree that from the date of this Deed the Original Guarantee shall be read and construed as if:
2.2.1	the clause referred to in the first column of Schedule 3 had been amended to read as set out in the second column of Schedule 3; and

2.2.2	schedule 1 had been deleted and substituted with Schedule 4.
2.3	Each of the Borrower and the Guarantor hereby confirms to the Agent, the Hermes Agent and the Trustee that with effect from the date of this Deed:
2.3.1	all references to the Original Loan Agreement in the Security Documents to which it is a party shall be construed as references to the Loan Agreement and all terms used in such Security Documents whose meanings are defined by reference to the Original Loan Agreement shall be defined by reference to the Loan Agreement;

2.3.2	the Security Documents to which it is a party shall apply to, and extend to secure, the whole of the Outstanding Indebtedness as defined in clause 1.1 of the Loan Agreement;

2.3.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby; and

2.3.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Loan Agreement and the other Security Documents as amended by this Deed.
2.4	Except as expressly amended hereby or pursuant hereto the Original Loan Agreement and the Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Borrower or any other Obligor from any of its respective obligations under any such documents.

3	Conditions Precedent
3.1	The consent of the Agent, the Hermes Agent and the Trustee for themselves and on behalf of the Lenders to the variation of the provisions of the Original Loan Agreement and the Original Guarantee is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:
3.1.1	on the date of this Deed, one (1) counterpart of this Deed duly executed by the Borrower and the Guarantor;

3.1.2	a written confirmation from the Process Agent that it will act for the Borrower and the Guarantor as agent for service of process in England in respect of this Deed;

3.1.3	the following corporate documents in respect of each of the Borrower and the Guarantor (together the “Relevant Parties”):
(a)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant Party of its obligations under this Deed or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;

(b)	notarially attested secretary’s certificate of each of the Relevant Parties:
(i)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) evidencing power to enter into the transactions contemplated in this Deed;

(ii)	giving the names of its present officers and directors;

(iii)	setting out specimen signatures of such officers and directors as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(iv)	giving the legal owner of its shares and the number of such shares held;

(v)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the amendment to the Post Delivery Mortgage and the issue of any power of attorney to execute the same; and

(vi)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;

or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (b)(i), (ii), (iii), (iv) and (vi) of this Clause 3.1.3(b) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the amendment to the Post Delivery Mortgage and the issue of any power of attorney to execute the same;
3.1.4	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;

3.1.5	a first amendment to the Post Delivery Mortgage duly executed and lodged for recordation at the United States Coast Guard National Vessel Documentation Center;

3.1.6	Certified Copies of letters from the Borrower to the Manager and from the Manager to the Sub-Agent notifying of the provisions of clause 10.14(c) of the Loan Agreement; and

3.1.7	the issue of such favourable written legal opinions including in respect of the United States of America, Delaware and Bermuda in such form as the Agent may require relating to all aspects of the transactions contemplated hereby governed by any applicable law,
PROVIDED THAT no Event of Default and (save as disclosed in writing to the Agent before the date of this Deed) no Possible Event of Default has occurred and is continuing on the date on which the conditions precedent set out in this Clause 3.1 have been satisfied (subject to Clause 3.2).

3.2	If the Agent, the Hermes Agent and the Trustee, acting unanimously, decide (or the Agent in accordance with the Agency and Trust Deed decides) to permit the amendment of the Original Loan Agreement and the Original Guarantee hereby without the Agent having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the date of this Deed (or such other period as the Agent may stipulate) and the amendment of the Original Loan Agreement and the Original Guarantee as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent, the Hermes Agent, the Trustee or the Lenders any obligation to permit the amendment in the absence of such documents or evidence.
4	Representations and Warranties
4.1	Each of the Borrower and the Guarantor represents and warrants to the Agent, the Hermes Agent and the Trustee that:
4.1.1	it has the power to enter into and perform this Deed and the transactions contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions;

4.1.2	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions contemplated hereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Trustee;

4.1.4	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Agent, the Hermes Agent and/or the Trustee in deciding whether or not to enter into this Deed.
5	Expenses

The Borrower and the Guarantor jointly and severally undertake to reimburse the Agent on demand on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent, the Hermes Agent or the Trustee in respect of the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.

6	Further Assurance

Each of the Borrower and the Guarantor will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent and the Hermes Agent as the Agent and the Hermes Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Trustee the full benefit of the rights, powers and remedies conferred upon the Agent, the Hermes Agent or the Trustee in any such document.

7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

8	Notices
8.1	Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower or the Guarantor pursuant to this Deed shall (unless the Borrower or the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower and/or the Guarantor c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of Ms Bonnie Biumi and the Legal Department (but one (1) copy shall suffice)) with a copy to c/o Star Cruises Limited, Star Cruises Terminal, Pulau Indah, PO Box No. 288, 42009 Pelabuhan Klang, Selangor Darul Ehsan, Malaysia (marked for the attention of Mr Gerard Lim). Any notice, demand or other communication to be made or delivered by the Borrower or the Guarantor pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower and the Guarantor specified another address) be made or delivered to the Agent at its Office, the details of which are set out in schedule 2 of the Original Loan Agreement.

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower and the Guarantor is +1 305 436 4140 (marked for the attention of Ms Bonnie Biumi) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to +60 3 3884 0213 (marked for the attention of Mr Gerard Lim) and in the case of the Agent, the Hermes Agent or the Trustee is as recorded in schedule 2 of the Original Loan Agreement) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent, the Hermes Agent or the Trustee by the Borrower or the Guarantor, shall be signed by the person or persons authorised in writing by the Borrower or the Guarantor (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent, the Hermes Agent or the Trustee to the Borrower and the Guarantor.

8.3	The provisions of clauses 18.1, 18.4 and 18.5 of the Original Loan Agreement shall apply to this Deed.
9	Governing Law

This Deed shall be governed by English law.

10	Jurisdiction
10.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Agent, the Hermes Agent and the Trustee only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	Neither the Borrower nor the Guarantor may, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower and/or the Guarantor (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s and/or the Guarantor’s (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower and/or the Guarantor of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.3	For the purpose of securing its obligations under Clause 10.2, each of the Borrower and the Guarantor irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s or the Guarantor’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.2.

10.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower or the Guarantor (as the case may be) of the service of any process or to forward any process to the Borrower or the Guarantor (as the case may be)) shall invalidate any proceedings or judgment.

10.5	Each of the Borrower and the Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and/or the Guarantor (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent, the Hermes Agent or the Trustee may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.
IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED		)	Vijay Jeyaratnam
by Vijay Jeyaratnam		)
for and on behalf of		)
PRIDE OF HAWAII, INC.		)
in the presence of:	Jaya Prasannan	)
	Trainee Solicitor	)
	One St. Paul’s ChurchYard	)
	London EC4M 8SH	)

SIGNED SEALED and DELIVERED as a DEED		)	Colin Veitch
by Colin Veitch		)
for and on behalf of		)
NCL CORPORATION LTD.		)
in the presence of:	Mark E. Warren	)

SIGNED SEALED and DELIVERED as a DEED		)	Julie Clegg
by Julie Clegg		)
for and on behalf of		)
COMMERZBANK AKTIENGESELLSCHART		)
as the Henmes Agent		)
in the presence of:	Jaya Prasannan	)
	Trainee Solicitor	)
	One St. Paul’s ChurchYard	)
	London EC4M 8SH	)

SIGNED SEALED and DELIVERED as a DEED		)	Mark Looi
by Mark Looi		)
for and on behalf of		)
HSBC BANK PLC		)
as the Agent and the Trustee		)
in the presence of:	Marcus Pcumley	)
	HSBC Bank Plc	)
Project and Export Finance Floor 17)
	8 Canada Square	)
	London E14 5HQ	)

Schedule 1
The Lenders
Name and address
COMMERZBANK AKTIENGESELLSCHAFT
Bremen Branch
Schüsselkorb 5-11
28195 Bremen
Federal Republic of Germany
Fax: +49 40 3683 2049
Attn: Mr Siegfried Hoffmann
Email: siegfried.hoffmann@commerzbank.com
HSBC BANK PLC
Project and Export Finance
8 Canada Square
London E14 5HQ
Fax: +44 (0)20 7992 4428
Attn: Mr Alan Marshall
Email: alan.p.marshall@hsbcib.com
KfW
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Federal Republic of Germany
Fax: +49 69 7431 2944
Attn: Mr Josef Schmid
Email: josef.schmid@kfw.de
DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway
Fax: +47 22 482020
Attn: Mr Jon Flovik
Email: jon.flovik@dnbnor.no

OVERSEA-CHINESE BANKING
CORPORATION LIMITED
Singapore Branch
65 Chulia Street #10-00
Singapore 049513
Fax: +65 6536 6449/6532 5347
Attn: Ms Pearlwyn Ho/Ms Elaine Lam
Email: LamSYElaine@ocbc.com.sg
NORDDEUTSCHE LANDESBANK
GIROZENTRALE
Friedrichswall 10
30159 Hannover
Federal Republic of Germany
Fax: +49 511 361 4785
Attn: Mr Alexander Viets
Email: shipping@nordlb.de
CALYON
Friedrich-Ebert-Anlage 49
60308 Frankfurt am Main
Federal Republic of Germany
Fax: +49 69 74221 197
Attn: Ms Angelika Schönegger-Wenzel
Email: angelika.schoenegger-wenzel@de.calyon.com
with copy to:
CALYON ASIA SHIPFINANCE LIMITED
Fax: +852 2868 1448
Attn: Mr Terence Yuen/Ms Iris Lai
Email: terence.yuen@hk.calyon.com/iris.lai@hk.calyon.com

Schedule 2
Amendment of Original Loan Agreement

Definition/Clause	Amendment
Clause 9.2.21	Completeness of documents

The copies of the Building Contract, the Supervision Agreement, the Management Agreement the Sub-Agency Agreement, the Interest Exchange Arrangements and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed other than (if applicable), in the case of the Management Agreement or the Sub-Agency Agreement, in accordance with Clause 10.14 nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

Clause 10.14	Supervision and management

Except with the prior consent of the Agent, the Borrower will not:

(a)   permit any person other than the Supervisor, the Manager and the Sub-Agent to be the supervisor of construction and the manager and sub-agent of, including providing crewing services to, the Vessel;

(b)   permit any amendment to be made to the terms of the Supervision Agreement, the Management Agreement or the Sub-Agency Agreement unless an amendment to the Management Agreement or the Sub-Agency Agreement is advised by the Borrower’s tax counsel or is deemed necessary by the parties thereto but provided that the amendment does not imperil the security to be provided pursuant to the Security Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents; or

(c) permit the Vessel to be employed other than within the NCL or NCL America brand (as applicable).

Schedule 3
Amendment of Original Guarantee

Definition/Clause	Amendment
Clause 11.1.3	as at 30 September 2006 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed [**] [Confidential Treatment].

Amounts available for drawing under any revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.

Schedule 4
Quarterly Statement of Financial Covenants

TO:	HSBC BANK PLC Project and Export Finance 8 Canada Square London E14 5HQ England Attn: Mr Alan Marshall (as the Agent (as such term is defined in the Guarantee (as hereinafter defined))
We refer to clause 11 of the guarantee dated 20 April 2004 (as amended, varied and/or supplemented from time to time the “Guarantee”) issued by us in favour of the Trustee. Terms defined in the Guarantee, whether by reference to the Loan Agreement (as therein defined) or otherwise, shall have the same meanings herein.
We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending      20[       ] for NCL Corporation Ltd. (the “Guarantor”) and its subsidiaries on a consolidated basis. We also hereby certify that the Guarantor is in compliance with all the financial covenants set out in clauses 11.1 and 11.3 of the Guarantee [[and that no Event of Default or Possible Event of Default has occurred and is continuing][an [Event of Default][Possible Event of Default] has occurred and is continuing under clause 11.1.[       ] of the Loan Agreement and the following step[s][is/are] being taken to cure the same: [       ]]].
NCL CORPORATION LTD.

By: [       ]
Chief Financial Officer
Dated:            20[       ]

Schedule
Statement of Financial Covenants as of [    ] 20[ ] (in USD’000)

Clause (of Guarantee)
		as of [• ]	Required Covenants
11.1.1/	Free Liquidity	A	A>[**] [Confidential Treatment]
11.1.2(b)**			(11.1.1)**

A>[**] [Confidential Treatment]
(11.1.2(b))**

11.1.2(a)	Consolidated EBITDA:	B	>[**] [Confidential Treatment]

	Consolidated Debt Service	C

11.1.3	Total Net Funded Debt:	D	<[**] [Confidential Treatment]

	Total Capitalisation	E

Consolidated EBITDA
	Consolidated Net Income (loss)	x
(Deduct)/Add:	(Gain)/Loss on sale of assets or reserves	x
Add:	Consolidated Interest Expense	x
Add:	Depreciation and amortisation of assets	x
Add:	Impairment charges	x
(Deduct)/Add:	Other non-cash charges (gains)	x
Add:	Deferred income tax expense	x

	Consolidated EBITDA	x		B

Consolidated Debt Service
	Principal paid/payable (excluding balloon payments, voluntary	x
prepayments/repayments on sale/total loss of an NCLC Fleet
vessel)
Add:	Consolidated Interest Expense	x
	Distributions	x
	Rent under capitalised leases	x

	Consolidated Debt Service	x		C

Total Net Funded Debt
	Indebtedness for Borrowed Money	x
Add:	Guarantees of non-NCLC Group members’ obligations	x

x

Deduct:	Cash Balance	(x	)

	Total Net Funded Debt	(x	)	D

Total Capitalisation
	Total Net Funded Debt	x
Add:	Consolidated stockholders’ equity	x

	Total Capitalisation	x		E

For and on behalf of NCL CORPORATION LTD.

[            ]
I, [       ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [        ] 20[      ], in my opinion, is true and correct.

[            ]
Chief Financial Officer
NCL CORPORATION LTD.
Dated:            20[ ]

**	Evidence satisfactory to the Agent of A at all times during the relevant period shall be provided together with this statement